Exhibit 99.1

NEWS RELEASE

Date:	December 2, 2009
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Three Part Advisors
817-310-0051

XETA Technologies, Inc. Names Eric Grimshaw to the Board of Directors

XETA Technologies, Inc. (Nasdaq:XETA), a national provider of converged communications solutions for the enterprise marketplace, announced today that Eric Grimshaw will join XETA’s Board of Directors effective December 1, 2009.  Mr. Grimshaw will serve on the nominating and governance committee.  XETA’s board of directors now totals seven members, six of whom are independent directors.

“Eric is a welcome addition to our board of directors,” said Ron Siegenthaler, Chairman of the Board of Directors of XETA Technologies.  “His professional expertise in the area of corporate governance and his past experience with both small, high-growth companies and large enterprises will contribute to and enhance our board’s effectiveness.”

Mr. Grimshaw is Vice President, Associate General Counsel and Corporate Secretary of ONEOK, a Tulsa-based Fortune 500 company.  Prior to joining ONEOK in 2002, Grimshaw served as Vice President, General Counsel and Secretary at Syntroleum Corporation from 1997 to 2002.  Prior to joining Syntroleum, he was a partner with the Tulsa law firm Pray Walker. A Tulsa native, Grimshaw earned a Bachelor of Arts Degree in 1974 from the University of Colorado in Boulder, and received his Juris Doctorate in 1977 from the University of Tulsa.

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About XETA Technologies, Inc.

XETA Technologies, Inc. sells, installs and services advanced communication technologies for small, medium, and Fortune 1000 enterprise customers. The Company maintains the highest level of technical competencies with multiple vendors including Avaya, Mitel, Nortel, Hitachi and Samsung. With a 28-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA Technologies (Nasdaq:XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.